UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.       )

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Black Box Corporation

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BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

Notice of Special Meeting of Stockholders
to be held on May 4, 2005

To the Stockholders of
Black Box Corporation:
      A Special Meeting of Stockholders of Black Box Corporation will be held at the offices of Black Box Corporation at 1000 Park Drive, Lawrence, Pennsylvania 15055 on Wednesday, May 4, 2005, at 10:00 a.m. Eastern Daylight Time, to consider and act upon the following matter:

1.	The approval of an amendment to the 1992 Stock Option Plan to increase the number of shares authorized under that plan.
      Stockholders also will be asked to consider such other matters as may properly come before the Special Meeting. The Board of Directors has established the close of business on Monday, March 28, 2005 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.
      IT IS REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael McAndrew, Secretary

March 29, 2005

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

PROXY STATEMENT FOR SPECIAL MEETING
OF STOCKHOLDERS
May 4, 2005
      This Proxy Statement is being furnished to the holders of the common stock, par value $.001 per share (the “Common Stock”), of Black Box Corporation, a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at a special meeting of stockholders (the “Special Meeting”) scheduled to be held on Wednesday, May 4, 2005, at 10:00 a.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055, or at any adjournment thereof. This Proxy Statement and form of proxy was first mailed to stockholders on or about March 31, 2005.
      The purpose of the Special Meeting is to consider and act upon a proposal to amend the 1992 Stock Option Plan (the “Employee Plan”) to increase the number of shares authorized under the Employee Plan as more fully discussed in Proposal 1 below.
      Only holders of the Common Stock of record as of the close of business on Monday, March 28, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. On that date, 16,840,116 shares of Common Stock, each entitled to one vote per share, were outstanding.
      All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Special Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR Proposal 1. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Special Meeting of which management had no knowledge prior to the mailing of this Proxy Statement. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company), or by attendance at the Special Meeting and voting his or her shares in person.
      Under the Company’s Second Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Amended and Restated By-laws (the “By-laws”) and applicable state law, abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received direction on voting and does not have discretionary authority to vote on one or more matters) are each included in the determination of the number of shares present for purposes of determining a quorum. At the Special Meeting, matters will be decided by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not votes cast and will not be included in calculating the number of votes necessary for approval of the matter.
      The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Employee Plan to increase the number of shares authorized under the Employee Plan.

Proposal 1 – Approval of Increase to Employee Plan Shares
      In November 1992, the Board of Directors and stockholders adopted the Employee Plan. The Employee Plan constitutes a key element of the Company’s total compensation program. This plan is designed to motivate key employees of the Company to remain focused on long-term stockholder value performance.
      As a result of the prior grants of stock options under the Employee Plan, the number of shares of Common Stock available for grants under the Employee Plan as of December 31, 2004 was 66,632. In order to maintain the Company’s pay-for-performance compensation philosophy, the Board has adopted and proposes that the stockholders approve an amendment to the Employee Plan which will increase the total number of shares available for the grant of stock options under the Employee Plan by 300,000 shares. The aggregate number of shares will increase from 8,300,000 to 8,600,000. While these shares may be used for any purpose permitted by the Employee Plan, the primary purpose for requesting additional shares at this time is for use in connection with new employees who may join the Company as a result of acquisitions or otherwise. For example, see the discussion below regarding options that may be granted to Executives (as defined below) of Norstan, Inc., a Minnesota corporation (“Norstan”), in connection with that recently-completed acquisition.
      The Board believes that the increase in the number of shares available for issuance under the Employee Plan will:

•	Strengthen the Company’s ability to retain key employees and motivate such employees to remain focused on long-term stockholder value performance.

•	Support the Company’s strategy of using stock options as a key component of an employee’s total compensation. The Company’s philosophy is to be conservative with the cash component of total compensation and tie the at-risk variable portion to overall Company stock performance.

•	Strengthen the Company’s ability to retain and motivate new key employees who join the Company, including new employees who have joined the Company in connection with the previously-announced acquisition of Norstan discussed below.

•	Support the intention of the Employee Plan to serve as a post-retirement benefit program. Generally, the Company does not have a Company-funded post-retirement medical benefits program or a defined contribution pension program for any of its key employees. Therefore, the Employee Plan can serve to cover the cost of these types of post-retirement benefits. This program design is consistent with the Company’s overall philosophy of pay-for-performance.

•	The Company has analyzed the impact of outstanding stock options, including the proposed increase in the number of shares of Common Stock available for the grant of stock options under the Employee Plan, and has determined that the dilutive impact of outstanding options, including such increase, is within investor-based guidelines.

•	As of December 31, 2004, 66% of the total outstanding options granted to current employees were vested. Consequently, the Board believes that key employees continue to retain their options as they are personally committed to the Company’s long-term profit goals and subsequent opportunity for stock appreciation, thereby aligning their financial goals with those of the stockholders. Because of the retention of vested options, the number of shares outstanding attributable to the Employee Plan is higher than if employees were to have exercised such options and sold the shares.
      For the above stated reasons, the Board believes that the proposed increase is appropriate.
      In addition, on January 24, 2005, the Company acquired Norstan.
      Six (6) Norstan executives (the “Executives”) have signed term sheets outlining compensation plans for the period following the Company’s acquisition of Norstan (collectively, the “Term Sheets”). Among other things, the Term Sheets provide that, subject to approval by the Company’s stockholders of this proposal, the Executives will receive grants of non-qualified stock options under the Employee Plan to purchase an aggregate of 150,000 shares of Common Stock. Such stock options would be granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and would vest in three (3) equal annual installments. None of the Executives are executive officers or directors of the Company.

      The affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting is required to approve this amendment to the Employee Plan. Unless otherwise directed by the stockholders, proxies will be voted FOR this proposal.
      Because one of the members of the Board of Directors, as an executive officer, is eligible to receive awards under the Employee Plan, he may be deemed to have a personal interest in the adoption of this proposal.
      The Board of Directors unanimously recommends that the stockholders vote FOR approval of Proposal 1.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      The following table sets forth all cash compensation paid by the Company and its subsidiaries, as well as other compensation paid or accrued, to the Company’s chief executive officer and to the other executive officers of the Company at the end of the fiscal year ended March 31, 2004 (“Fiscal 2004”) whose annual salary and bonus in Fiscal 2004 exceeded $100,000 (the “Named Executive Officers”) for each of Fiscal 2002, 2003 and 2004, respectively. Such compensation was paid for services rendered in all capacities to the Company and its subsidiaries:
SUMMARY COMPENSATION TABLE

		Annual			Long-Term
		Compensation			Compensation

					Awards

					Securities
					Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Options	Compensation

		($)		($)	(#)	($)

Fred C. Young	2004	474,994	(1)	100,000	100,000	13,990	(2)
Chief Executive Officer	2003	447,591		200,200	145,000	13,212	(2)
	2002	447,591		-0-	195,000	8,150	(2)

Kathleen Bullions	2004	200,000		100,000	60,000	13,051	(2)
Senior Vice President —	2003	177,692		100,200	60,000	12,694	(2)
North America	2002	150,769		-0-	50,000	7,557	(2)

Roger E. M. Croft	2004	228,619	(3)	100,000	35,000	92,412	(3)(4)
Senior Vice President —	2003	224,223	(3)	75,000	30,000	93,986	(3)(4)
Europe and Latin America	2002	219,826	(3)	-0-	30,000	80,291	(3)(4)

Michael McAndrew	2004	125,000		31,500	20,000	13,449	(2)
Vice President, Chief Financial Officer,	2003	102,606		30,200	20,000	11,670	(2)
Treasurer and Secretary	2002	83,269		22,561	15,000	11,253	(2)

Francis W. Wertheimber	2004	242,575	(3)	100,000	35,000	13,875	(3)(5)
Senior Vice President —	2003	242,575	(3)	75,000	30,000	15,022	(3)(5)
Pacific Rim/ Far East	2002	222,361	(3)	-0-	25,000	15,022	(3)(5)

(1)	Annual salary was not increased from prior year. Lower salaries in 2003 and 2002 reflect participation in a salary forfeiture program.

(2)	Represents amounts accrued by the employer for the individual under the 401(k) plan of the Company and payments for life insurance premiums.

(3)	Represents local currencies converted to U.S. dollars at March 31, 2004 exchange rates.

(4)	Represents amounts paid by the employer for the individual under a plan similar to a 401(k) plan and for automobile expenses.

(5)	Represents amounts paid by the employer for the individual for automobile expenses.
Stock Option Plans
      The Board of Directors and stockholders of the Company have adopted the Employee Plan and have authorized the issuance of options and stock appreciation rights covering up to 8,300,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Options and stock appreciation rights may be granted under the Employee Plan to key salaried and hourly employees (including those who may also be directors but who are not members of the Compensation Committee) of the Company and its subsidiaries.

      The Board of Directors and stockholders have also adopted the Company’s 1992 Director Stock Option Plan, as amended (the “Director Plan”), and have authorized the issuance of options and stock appreciation rights covering up to 250,000 shares of Common Stock under this plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Under the Director Plan, the Compensation Committee may grant options and stock appreciation rights to non-employee directors of the Company.
      The following table sets forth information concerning the stock options granted to each of the Company’s Named Executive Officers in Fiscal 2004:
OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Price Appreciation For Option
	Individual Grants				Term (1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise or	Expiration
Name	Granted	Fiscal Year	Base Price	Date	5%		10%

	(#)	(%)	($/Share)		($)		($)

Fred C. Young	100,000	11.4%	40.55	10/01/13	2,550,168	(2)	6,462,626	(3)

Kathleen Bullions	60,000	6.8%	40.55	10/01/13	1,530,101	(2)	3,877,575	(3)

Roger E. M. Croft	35,000	4.0%	40.55	10/01/13	892,559	(2)	2,261,919	(3)

Michael McAndrew	20,000	2.3%	40.55	10/01/13	510,034	(2)	1,292,525	(3)

Francis W. Wertheimber	35,000	4.0%	40.55	10/01/13	892,559	(2)	2,261,919	(3)

All Stockholders			40.55		455,442,867	(4)	1,154,181,646	(4)

(1)	Assumes, from the date of grant of the option through its ten year expiration date, a hypothetical 5% and 10% per year appreciation (compounded annually) in the fair market value of the Common Stock. The 5% and 10% rates of appreciation are set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Common Stock. If the Common Stock does not increase in value from the date of grant of the stock option, such option would be valueless.

(2)	Assuming the exercise price of $40.55 per share appreciates at 5% per annum, the fair market value of the Common Stock after 10 years is $66.05 per share.

(3)	Assuming the exercise price of $40.55 per share appreciates at 10% per annum, the fair market value of the Common Stock after 10 years is $105.18 per share.

(4)	Represents assumed appreciation in market value of 5% per annum and 10% per annum, respectively, of shares of Common Stock outstanding as of March 31, 2004 over a term of 10 years, measured from such date and assuming an average purchase price of $40.55 per share.

      The following table sets forth information with respect to each of the Company’s Named Executive Officers concerning the exercise of options during Fiscal 2004 and unexercised options held as of March 31, 2004:
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
	Shares Acquired	Net Value	Options at		Options at
Name	on Exercise	Realized	Fiscal Year End		Fiscal Year End (1)

	(#)	($)	(# Exercisable/		($ Exercisable/
			# Unexercisable)		$ Unexercisable)

Fred C. Young	140,000	5,519,031	1,261,733/	261,667	29,109,765/	2,945,117

Kathleen Bullions	20,000	666,167	280,483/	116,667	6,004,881/	1,336,033

Roger E. M. Croft	-0-	-0-	145,149/	65,000	2,326,838/	752,450

Michael McAndrew	11,480	297,977	47,717/	38,333	792,256/	649,750

Francis W. Wertheimber	77,335	2,045,828	73,437/	63,333	742,677/	730,667

(1)	This Value of Unexercised In-the-Money Options represents the difference between the March 31, 2004 closing stock price of $53.44 and the option cost for all exercisable and unexercisable options.
Compensation of Directors
      During Fiscal 2004, directors who were not employees of the Company received directors’ fees of $7,500 per annum, paid quarterly, and an additional fee of $375 for each meeting of the Board of Directors attended in person. In November 2003, the non-employee directors were each granted an option to purchase 6,000 shares under the Director Plan. In addition, the Company maintains directors’ and officers’ liability insurance. Effective March 3, 2004, Audit Committee members receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by phone. Effective May 11, 2004, in addition to the per annum director’s fee, the non-executive Chairman of the Board receives an annual fee of $60,000, paid quarterly. In August 2004, the non-employee directors were each granted an option to purchase 6,000 shares under the Director Plan.
Employment Agreements
      The Company entered into an agreement with Fred C. Young in May 2004 and into agreements with Kathleen Bullions, Roger E. M. Croft and Francis W. Wertheimber in November 2004. The agreements generally provide for certain benefits to these executive officers in the event that their employment is terminated within two years (three years in the case of Mr. Young) of a change of control either by (a) the Company for other than cause, death, disability or retirement or (b) the officer’s resignation for good reason. A change of control is deemed to occur if it is reportable as such by Securities and Exchange Commission (“SEC”) rules or if 20% or more of the Company’s capital stock is acquired, or 51% or more of its capital stock is issued in a merger or substantially all assets are sold. Mr. Young also is entitled to receive the benefits upon termination by him of his employment for any reason during a 30-day period commencing six months after a change in control.
      Additionally, Mr. Young will receive the benefits if (a) he is terminated by the Company for other than cause, death, disability or retirement or (b) upon his resignation if the Board of Directors removes or fails to reelect him to the chief executive officer position or otherwise reduces the power and status of such position at any time other than at a time when he could have been terminated for cause.
      The agreements define cause as the officer’s deliberate and intentional failure to devote his or her best efforts to the performance of duties, conviction of criminal fraud or a felony involving moral turpitude, gross misconduct materially and demonstrably damaging to the Company, continuing failure after notice to adhere to the nondisclosure and noncompete portions of the agreement and willful failure to follow instructions of the

Board. Good reason is defined as the failure of the Company to have any successor assume the agreement and the occurrence of any of the following after a change in control: the assignment of new duties materially and substantially inconsistent with prior duties and/or a material change in reporting responsibilities, reduction in base salary, failure to continue comparable incentive compensation, failure to continue comparable stock option and other fringe benefits, relocation beyond 50 miles and any purported termination other than for disability or retirement or made without a specified written notice of termination.
      The benefits provided by the agreements generally equal two years (three years in the case of Mr. Young) of annual base salary, annualized long-term incentive plan payments, other cash bonuses and medical insurance or similar benefit plans (“Benefits”). In addition, all of an executive’s unvested options shall vest and remain outstanding for their stated term if such executive is entitled to the Benefits upon his or her termination as discussed above. Further, all of Mr. Young’s unvested options shall vest and remain outstanding for their stated term (a) in the event of his death or (b) if he terminates his employment after May 11, 2007 at any time other than at a time when he could have been terminated for cause.
      The original term of each of the agreements is five years with an evergreen renewal on a one-year basis thereafter absent notice of nonrenewal six months prior to the renewal date.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      From February 1989 until January 1992, Brian D. Young (a former director who served on the Company’s Compensation Committee for a portion of Fiscal 2004) was a partner in Odyssey Partners, at that time the Company’s controlling stockholder, and served as President of MB Holdings, Inc. (“MB Holdings”). MB Holdings, of which the Company is a successor, was at that time the holding company for MICOM Communications Corp. (“MICOM”) and its subsidiaries as well as Black Box Corporation and its subsidiaries. Each of MICOM and Black Box Corporation had separate management teams responsible for the operating performance of that entity that reported to the holding company management on behalf of its investors. Subsequent to January 1992, the Company effected its initial public offering and spun-off MICOM. While, technically, Brian D. Young was the President of the predecessor to the Company, he did not have day-to-day management over the operating companies, including Black Box Corporation. In addition, Brian D. Young and Fred C. Young, Chief Executive Officer, are not related to each other.
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information about the Company’s equity compensation plans for employees as of March 31, 2004:

	(a)	(b)	(c)
Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to Be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plans	Warrants and Rights	Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders (1)	4,251,509 (2)	$36.35	21,520

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	4,251,509	$36.35	21,520

(1)	The Company’s equity compensation plans for employees, as of December 31, 2004, included 4,707,545 of securities to be issued upon exercise of outstanding options (includes both vested and unvested options), $37.15 weighted-average exercise price of outstanding options and 66,632 of securities remaining available for future issuance. All of the equity compensation plan data at December 31, 2004 relates to plans approved by security holders.

(2)	Includes both vested and unvested options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information publicly available to the Company, as of December 31, 2004, regarding the beneficial ownership of the Company’s Common Stock by all those, other than Fred C. Young (whose information is disclosed in the Security Ownership of Management table set forth below), known by the Company to be beneficial owners of five percent or more of its outstanding Common Stock:

	Number of	Percent of
	Shares	Shares (7)

FMR Corp. (1)	2,168,825	12.5%
82 Devonshire Street, Boston, MA 02109

Neuberger Berman, LLC (2)	1,198,081	6.9%
605 Third Avenue, New York, NY 10158

Kayne Anderson Rudnick Investment Management, LLC (3)	1,110,160	6.4%
1800 Avenue of the Stars, Los Angeles, CA 90067

Private Capital Management, L.P. (4)	963,188	5.6%
8889 Pelican Bay Blvd., Suite 500, Naples, FL 34108

T. Rowe Price Associates, Inc. (5)	924,970	5.3%
100 East Pratt Street, Baltimore, MD 21202

Sterling Capital Management LLC (6)	862,100	5.0%
4064 Colony Road, Suite 300, Charlotte, NC 28211

(1)	Includes 2,107,825 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and a registered investment adviser, of which 2,025,025 shares are owned by one investment company, Fidelity Low Priced Stock Fund. Edward C. Johnson 3d, FMR Corp. and the funds each has sole power to dispose of the 2,107,825 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Also includes 61,000 shares beneficially owned by Fidelity Management Trust Company, a wholly owned bank subsidiary of FMR Corp., serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. each has sole power to dispose of the 61,000 shares owned by the institutional accounts and sole power to vote or direct the voting of these shares. This information is derived from FMR Corp.’s Schedule 13G, filed on February 14, 2005.

(2)	Neuberger Berman, LLC (“Neuberger Berman”), an affiliate of Neuberger Berman, Inc., is deemed to be a beneficial owner since it has shared power to make decisions whether to retain or dispose of, and, in some cases, the sole power to vote the securities of many unrelated clients. Neuberger Berman does not, however, have any economic interest in the securities of those clients. Neuberger Berman Genesis Fund Portfolio is the beneficial owner of 936,700 shares. Neuberger Berman and Neuberger Berman Management Inc. are deemed to be beneficial holders of these shares since they both have shared power to make decisions whether to retain or dispose of the securities. Neuberger Berman and Neuberger Berman Management Inc. serve as sub-adviser and investment manager, respectively, of Neuberger Berman Genesis Fund Portfolio, which holds such shares in the ordinary course of its business. This information is derived from Neuberger Berman’s Schedule 13G, filed on February 16, 2005.

(3)	Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson Rudnick Investment Management”) is a registered investment adviser. This information is derived from Kayne Anderson Rudnick Investment Management’s Schedule 13G, filed on February 7, 2005.

(4)	Private Capital Management, L.P. (“Private Capital Management”) is a registered investment adviser. Bruce S. Sherman, CEO, and Gregg J. Powers, President, of Private Capital Management exercise shared dispositive and shared voting power with respect to shares held by Private Capital Management’s clients and managed by Private Capital Management, however, they disclaim beneficial ownership of such shares and the existence of a control group. This information is derived from Private Capital Management’s Schedule 13G, filed on February 14, 2005.

(5)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information is derived from a letter received from Price Associates in February 2005 and Price Associates’ Schedule 13G, filed on February 9, 2005.

(6)	Sterling Capital Management LLC (“Sterling Capital Management”) is a registered investment adviser. This information is derived from Sterling Capital Management’s Schedule 13G, filed on January 6, 2005.

(7)	Based on 17,313,085 shares outstanding as of December 31, 2004.
SECURITY OWNERSHIP OF MANAGEMENT
      The following table sets forth certain information available to the Company, as of December 31, 2004, regarding the shares of the Company’s Common Stock beneficially owned by (i) each of the Company’s directors; (ii) each of the Company’s Named Executive Officers; and (iii) all directors and executive officers of the Company as a group:

	Number of	Percent of
	Shares	Shares (4)

William F. Andrews (1)	48,335	*

Kathleen Bullions (2)	311,153	1.8%

Roger E. M. Croft (2)	176,818	1.0%

Richard L. Crouch	0	—

Thomas W. Golonski (1)	5,833	*

Thomas G. Greig (1)	26,336	*

Michael McAndrew (2)	61,052	*

Edward A. Nicholson, Ph.D.	0	—

Francis W. Wertheimber (2)	103,438	*

Fred C. Young (2)	1,227,296	7.1%

All directors and executive officers as a group (10 persons) (3)	1,960,261	11.3%

(1)	Includes for Mr. Andrews, Mr. Golonski and Mr. Greig: 38,335, 5,333 and 20,335 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of March 1, 2005, granted under the Director Plan.

(2)	Includes for Ms. Bullions, Mr. Croft, Mr. McAndrew, Mr. Wertheimber and Mr. Young: 307,152, 176,817, 61,051, 103,437 and 1,216,401 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of March 1, 2005, granted under the Employee Plan.

(3)	Includes for all directors and executive officers as a group 1,928,861 shares pursuant to rights to acquire such shares as a result of vested options, as of March 1, 2005, granted under the Employee Plan and the Director Plan.

(4)	Based on 17,313,085 shares outstanding as of December 31, 2004.
          The difference between the amounts set forth in the above table and the amounts indicated in the footnotes are shares owned outright either directly or indirectly.

*	Represents less than 1% of the Common Stock outstanding.

SUMMARY OF 1992 STOCK OPTION PLAN
      The following description is not a complete statement of the Employee Plan and is qualified in its entirety by reference to the complete text of the Employee Plan, a copy of which is available from the Company upon request. The description set forth below does not include the proposed amendment to the Employee Plan being voted on at the Special Meeting.
      Administration. The Employee Plan is administered by a committee consisting of at least two directors of the Company who are appointed by and serve at the pleasure of the Board of Directors (the “Committee”). The Committee, from time to time at its discretion, makes determinations with respect to the persons who shall be granted options (“Options”) or stock appreciation rights (“Rights”), the number of shares of the Common Stock that may be purchased pursuant to such Options or Rights and the designation of Options as Incentive Stock Options or Non-Qualified Stock Options, as defined below. The interpretation and construction by the Committee of any provisions of the Employee Plan or of an Option or Right granted thereunder is binding and conclusive on all optionees and on their legal representatives and beneficiaries. The Committee shall not have the authority to reprice outstanding Options or Rights without stockholder approval.
      Types of Options. The Committee, in its discretion, may grant Options to purchase shares of Common Stock either in the form of incentive stock options (“Incentive Stock Options”) qualified as such under the Internal Revenue Code of 1986, as amended (the “Code”), or other options (“Non-Qualified Stock Options”), as designated in the optionee’s stock option agreement. Historically, the Company has only granted Non-Qualified Stock Options.
      Rights. The Committee, in its discretion, may grant Rights either alone, simultaneously with the grant of an Incentive Stock Option or Non-Qualified Stock Option and in conjunction therewith, or subsequent to the grant of a Non-Qualified Stock Option and in conjunction therewith or in the alternative thereto.
      Eligibility. Any key salaried or hourly employee who is not a member of the Committee may be granted Incentive Stock Options, Non-Qualified Stock Options or Rights under the Employee Plan until November 30, 2012.
      Exercise Price. The Committee shall determine the exercise price for each Option or Right granted under the Employee Plan, provided, however, that the exercise price: (1) in the case of an Incentive Stock Option granted to an employee, other than an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a “Ten-Percent Stockholder”), or in the case of a Non-Qualified Stock Option, shall not be less than the fair market value of the shares to which the Option relates on the date of grant; (2) in the case of an Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder, shall not be less than 110% of the fair market value of the shares to which the Option relates on the date of grant; and (3) in the case of a Right granted alone, shall not be less than 100% of the fair market value of the shares to which the Right relates. On March 28, 2005, the closing price of the Common Stock on the Nasdaq National Market was $37.80.
      Exercise Period and Exercise of Options or Rights. An Option or Right may be exercised in whole at any time, or in part from time to time, within such period or periods as may be determined by the Committee and set forth in the grantee’s agreement, provided that: (1) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant; and (2) no Incentive Stock Option granted to an employee who is a Ten-Percent Stockholder shall be exercisable after the expiration of five years from its date of grant. Options granted to date have vested in the grantee in equal annual installments over a period of three years from the date of the grant. Options are not transferable by the optionee except by will or by the laws of descent and distribution.
      Termination of Employment; Disability; Death. Upon termination of employment, an Option or Right previously granted to an employee, unless otherwise specified by the Committee and to the extent not previously exercised, shall terminate and become null and void, provided that: (i) if the employee shall die (a) while in the employ of the Company or (b) within three (3) months of retirement from such employment or (c) within one (1) year of retirement from employment by reason of disability, the legal representative or heirs of such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable)

for a one-year period following the date of death; (ii) if the employment shall have been terminated by reason of retirement, disability or termination other than for cause (as defined in the Employee Plan), then such employee shall be entitled to exercise such Option or Right (to the extent otherwise exercisable) at any time up to (a) three (3) months after termination by reason of retirement or other than for cause and (b) one (1) year after termination by reason of disability. If an employee voluntarily terminates his employment or is terminated for cause, any Option or Right, unless otherwise specified by the Committee, shall immediately terminate.
      Payment. The exercise price of shares purchased pursuant to an Option shall be paid in full at the time of any exercise either in cash or by certified check; provided, however, to the extent that the terms of such Option provide, the purchase price may be paid for, in whole or in part, by delivering previously-owned shares of Common Stock or, in part, by promissory note (for not more than 80% of such purchase price subject to applicable margin requirements).
      Limitation on Annual Awards. The aggregate fair market value of stock for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under the terms of the Employee Plan shall not exceed the sum of $100,000. No person may receive Options or Rights under the Employee Plan for more than 500,000 shares in any given fiscal year.
      Adjustments, Amendment or Discontinuance. In the event of any change in the outstanding Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company, the Committee shall make such adjustment to each outstanding Option and Right that it, in its sole discretion, deems appropriate. In addition, in the event of any such change, the Committee shall make any further adjustment as may be appropriate to the maximum number of shares which may be acquired under the Employee Plan pursuant to the exercise of Options and Rights, the maximum number of shares which may be so acquired by one employee and the number of shares and prices per share subject to outstanding Options and Rights as shall be equitable to prevent dilution or enlargement of rights under such Options or Rights, and the determination of the Committee as to these matters shall be conclusive.
      In the event of a “change in control” of the Company, as defined in the Employee Plan, all then outstanding Options and Rights shall immediately become exercisable. The Committee, in its discretion, may determine that, upon the occurrence of a change in control transaction, each Option or Right outstanding under the Employee Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Option or Right, cash in an amount equal to the excess of the fair market value of such share immediately prior to such transaction over the exercise price per share of such Option or Right.
      The Board of Directors or the Committee, as the case may be, may, from time to time, amend the Employee Plan, provided that no amendment shall be made, without the approval of the stockholders of the Company, that will (i) increase the total number of shares reserved for Options under the Employee Plan (other than an increase resulting from an adjustment of outstanding Common Stock), (ii) reduce the exercise price of any Incentive Stock Option granted under the Employee Plan below the price required by the Employee Plan, (iii) modify the provisions of the Employee Plan relating to eligibility or (iv) materially increase the benefits accruing to participants under the Employee Plan. The rights and obligations under any Option or Right granted before amendment of the Employee Plan or any unexercised portion of such Option or Right shall not be adversely affected by amendment of the Employee Plan, Option or Right without the consent of the holder of such Option or Right. The Board of Directors may at any time suspend or terminate the Employee Plan.
      Term of Plan. Options and Rights may be granted under the Employee Plan until November 30, 2012.
Federal Income Tax Consequences
      The following is a brief summary of the principal United States federal income tax consequences of the grant and exercise of Options or Rights under the Employee Plan, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive and, among other items, does not describe state, local or foreign tax consequences. Each employee receiving a grant of Options or Rights should consult with his or her personal tax advisor regarding the federal, state, local or foreign tax consequences of participating in the Employee Plan. The Employee Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.
      Non-Qualified Stock Options and Stock Appreciation Rights. Non-Qualified Stock Options granted under the Employee Plan are not included in the optionee’s income at the time of grant. Rather, the optionee realizes compensation income only when the Non-Qualified Stock Option is exercised. The amount of income realized is equal to the excess of the fair market value of the shares received as of the date of exercise over the sum of the exercise price plus the amount, if any, paid by the optionee for the Non-Qualified Stock Option.
      If a Non-Qualified Stock Option is exercised solely through payment of the exercise price by the delivery of Common Stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in an amount equal to the fair market value of such excess shares. The tax basis of any such excess shares will be equal to the income recognized by the employee.
      Generally, the optionee’s basis in the shares will be the exercise price plus the compensation income realized at the time of exercise and the amount, if any, paid by the optionee for the Non-Qualified Stock Option. Upon the sale of any such shares, the capital gain or loss will be short-term if the shares are disposed of within one year after the option is exercised; such short-term gains are taxable as ordinary income. If the shares were held more than 12 months as of the sale date, the gain is taxable as a long-term capital gain at a maximum rate of 15%.
      If a Non-Qualified Stock Option expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the Non-Qualified Stock Option. In such case, the optionee will recognize a loss in the amount of the price paid by the optionee for the Non-Qualified Stock Option.
      The Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. This deduction is allowed in the Company’s taxable year in which the income is included as compensation to the optionee.
      If the option exercise price is paid by an optionee in part by promissory note, the interest paid by the optionee under the promissory note is investment indebtedness which is generally deductible by the optionee as an itemized deduction from gross income to the extent the optionee has net investment income; interest that is disallowed because of this limitation may be carried over to succeeding tax years and is deductible in the carryover year, subject to the net investment income limitation.
      Rights are treated very similarly to Non-Qualified Options for tax purposes. The holder of a Right will not normally realize any taxable income upon the grant of a Right. Upon the exercise of a Right, the person exercising the Right will realize ordinary income equal to either: (i) the cash received upon the exercise of the Right; or (ii) if shares are received upon the exercise of the Right, the fair market value of such shares as of the exercise date. The basis of any shares acquired upon exercise of a Right will be their fair market value on the date of exercise, and the holding period will commence at that time. The Company will be entitled to a tax deduction for compensation paid in the same amount that the holder of the Right realizes as ordinary income.
      Incentive Stock Options. Options issued under the Employee Plan and designated as Incentive Stock Options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an Incentive Stock Option, nor is the Company entitled to any deduction. The exercise of an Incentive Stock Option is also not a taxable event, although the difference between the option price and the fair market value on the date of exercise is an item of tax preference for purposes of the alternative minimum tax. The taxation of gain or loss upon the sale of stock acquired upon exercise of an Incentive Stock Option depends, in part, on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee (the “ISO Holding Period”).

      If the ISO Holding Period is not met, then, upon disposition of such shares (a “disqualifying disposition”), the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price, limited, however, to the gain on sale. Any additional gain would be taxable as capital gain (see below). If the optionee disposes of the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the Incentive Stock Option was exercised and such disposition is a sale or exchange to an unrelated party, the amount includable as compensation income to the optionee will be limited to the excess of the amount received on the sale or exchange over the exercise price.
      If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.
      If the ISO Holding Period is met, any gain recognized upon a sale is taxable as a long-term capital gain at a maximum rate of 15%.
      If the Incentive Stock Option is exercised by delivery of previously owned shares of Common Stock in partial or full payment of the option price, no gain or loss will ordinarily be recognized by the optionee on the transfer of such previously owned shares. However, if the previously owned transferred shares were acquired through the exercise of an Incentive Stock Option, the optionee may realize ordinary income with respect to the shares used to exercise an Incentive Stock Option if such transferred shares have not been held for the ISO Holding Period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If an Incentive Stock Option is exercised through the payment of the exercise price by the delivery of Common Stock, to the extent that the number of shares received exceeds the number of shares surrendered, such excess shares will be considered Incentive Stock Option stock with a zero basis.
SOLICITATION OF PROXIES
      The Company will pay the expenses incurred in connection with the printing, assembling and mailing to the holders of Common Stock of the Company the notice of Special Meeting, this Proxy Statement and the accompanying form of proxy. In addition to the use of the mails, directors, officers or regular employees of the Company may solicit proxies personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.
STOCKHOLDER NOMINATIONS AND PROPOSALS
      Stockholder proposals to be included in the Company’s Proxy Statement for the annual meeting expected to be held in August 2005, in addition to other applicable requirements established by the SEC, were required to have been received by the Secretary of the Company not later than March 2, 2005. As of such date, no such proposals had been received by the Secretary of the Company.
      The By-laws of the Company establish an advance notice procedure for stockholders to make nominations for the position of director and to propose business to be transacted at an annual meeting. The Company’s By-laws provide that notice of nominations for director and proposals for business must be given to the Secretary of the Company not later than 150 days prior to the anniversary date of the prior year’s annual meeting. For the annual meeting expected to be held in August 2005, notice of nominations and proposals under this provision were required to have been received by March 13, 2005. As of such date, no such notice of nominations or proposals had been received by the Secretary of the Company.
      Any such notice that is timely received must set forth in reasonable detail information concerning the nominee (in the case of a nomination for election to the Board of Directors) or the substance of the proposal (in the case of any other stockholder proposal), and shall include: (a) the name and residence address and business address of the stockholder who intends to present the nomination or other proposal or of any person who participates or is expected to participate in making such nomination and of the person or persons, if any, to be nominated and the principal occupation or employment and the name, type of business and address of the business and address of the corporation or other organization in which such employment is carried on of each such stockholder, participant and nominee; (b) a representation that the proponent of the proposal is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice; (c) a description of all arrangements or understandings between the proponent and any other person or persons (naming such person or persons) pursuant to which the nomination or other proposal is to be made by the proponent; (d) such other information regarding each proposal and each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nomination or other proposal been made by the Board of Directors; and (e) the consent of each nominee, if any, to serve as a director of the Company if elected. Within fifteen (15) days following the receipt by the Secretary of a notice of nomination or proposal pursuant hereto, the Secretary shall advise the proponent in writing of any deficiencies in the notice and of any additional information the Company is requiring to determine the eligibility of the proposed nominee or the substance of the proposal. A proponent who has been notified of deficiencies in the notice of nomination or proposal and/or of the need for additional information shall cure such deficiencies and/or provide such additional information within fifteen (15) days after receipt of the notice of such deficiencies and/or the need for additional information. The presiding officer of a meeting of stockholders may, in his or her sole discretion, refuse to acknowledge a nomination or other proposal presented by any person that does not comply with the foregoing procedure and, upon his or her instructions, all votes cast for such nominee or with respect to such proposal may be disregarded.
      The Company’s By-laws do not limit or restrict the ability of a stockholder to present any proposal made by such stockholder in accordance with SEC requirements. A copy of the Company’s By-laws is available from the Company upon request.
OTHER MATTERS
      Management does not intend to present, nor, in accordance with the Company’s By-laws, has it received proper notice from any person who intends to present, any matter for action by stockholders at the Special Meeting to be held on May 4, 2005, other than as stated in the Notice of Special Meeting of Stockholders accompanying this Proxy Statement. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business that properly may come before the Special Meeting of which management had no knowledge prior to the mailing of this Proxy Statement. It is the intention of the persons named in the enclosed proxy to vote on any such matters in accordance with their best judgment.

SPECIAL MEETING OF STOCKHOLDERS OF

BLACK BOX CORPORATION
May 4, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” proposal 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The approval of an amendment to the 1992 Stock Option Plan to increase the number of	FOR	AGAINST	ABSTAIN
	shares authorized under the Plan.	☐	☐	☐

The Board of Directors has established the close of business on Monday, March 28, 2005 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.

To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please note
that changes to the registered name(s) on the
account may not be submitted via this method. ☐

Signature of Stockholder _____________________    Date:_________ Signature of Stockholder _____________________   Date:_________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

BLACK BOX CORPORATION

1000 Park Drive
Lawrence, Pennsylvania 15055

This Proxy is Solicited on Behalf of the
Board of Directors of the Company

     The undersigned stockholder hereby appoints Fred C. Young and Michael McAndrew, and each of them, as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to consider and vote, as designated on the reverse, all of the shares of stock of Black Box Corporation (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Wednesday, May 4, 2005, at 10:00 a.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055 on the following matters:

Unless otherwise specified in the squares provided, the proxies shall vote for the proposal, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)